Ex-4.5

SHARE TRANSFER RESTRICTION AGREEMENT

This SHARE TRANSFER RESTRICTION AGREEMENT (this “Agreement”) is made and entered into as of                     , 2011 (the “Effective Date”), by and between LecTec Corporation, a Minnesota corporation (“Parent”), and                              (the “Restricted Stockholder”). Each term used herein but not otherwise defined herein shall have the meaning ascribed thereto in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May     , 2011, by and among Parent, Nerve Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and AxoGen Corporation, a Delaware corporation (the “Company”).

WHEREAS, upon the Closing, and pursuant to the terms and conditions of the Merger Agreement, the Merger Subsidiary shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, Parent will issue to the stockholders of the Company a number of shares of its common stock, par value $0.01 per share (“Parent Common Stock”), upon consummation of the Merger (the “Merger Consideration”);

WHEREAS, it is a condition precedent to the consummation of the transactions contemplated in the Merger Agreement that each person who is a director or officer of Parent or beneficial owner of more than 5% of the Parent Common Stock after the Merger execute this Agreement to restrict the transfer of any shares of Parent Common Stock received as Merger Consideration on the terms and conditions contained herein; and

WHEREAS, the Restricted Stockholder has agreed to enter into this Agreement and to restrict the sale, transfer, assignment, transfer, conveyance, hypothecation, or alienation of Parent Common Stock received as Merger Consideration in order to provide for an orderly market for Parent Common Stock subsequent to the Closing.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Transfer Restrictions.

(a) Transfer Restriction on Certain Merger Consideration. The Restricted Stockholder hereby agrees not to sell, pledge, hypothecate, offer to sell, contract to sell (including, without limitation, any short sale), grant any option, right or warrant to purchase or otherwise transfer, assign or dispose of, directly or indirectly (“Transfer”) without the consent of Parent, any shares of Parent Common Stock received as Merger Consideration (“Shares”) prior to the six–month anniversary of the Effective Time (the “Initial Lock–Up Period”). Upon the expiration of the Initial Lock–Up Period, the Transfer restriction shall lapse with respect to 50% of the Shares and 50% of the Shares shall be subject to an additional Transfer restriction (the “Subsequent Restriction Period”), which Transfer restriction will lapse on the one–year anniversary of the Effective Time. No Transfer in violation of this Section 1(a) will be effective for any purpose or confer on any transferee or purported transferee any rights whatsoever.

(b) Permitted Parent Common Stock Transfers. Notwithstanding anything contained in this Agreement to the contrary, the Restricted Stockholder may transfer Parent Common Stock received as Merger Consideration in accordance with the Exchange Act and the Securities Act to: (i) a spouse, a lineal ancestor or descendant, or adopted child, of the Restricted Stockholder; (ii) a trust for the primary benefit of the Restricted Stockholder or the foregoing individuals; (iii) if the Restricted Stockholder is a partnership, any Person that is a current or former limited or general partner of such partnership; (iv) if the Restricted Stockholder is a limited liability company, any Person that is a current or former member of the Restricted Stockholder; (v) charity; or (vi) to any Affiliate of the Restricted Stockholder; provided, however, that the transferee of such Parent Common Stock shall agree to be bound by the limitations set forth in this Agreement.

(c) Beneficial Rights of Restricted Stockholder. Except as otherwise provided in any agreements between Parent and the Restricted Stockholder, the Restricted Stockholder shall be entitled to its beneficial rights of ownership of Parent Common Stock received as Merger Consideration, including without limitation, the right to receive dividends and to vote such Parent Common Stock for any and all purposes.

(d) Legends. In addition to any legends that may be required by state securities or other applicable laws, the Restricted Stockholder acknowledges that the stock certificates evidencing Parent Common Stock issued as Merger Consideration will be endorsed with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, AS SET FORTH IN A SHARE TRANSFER RESTRICTION AGREEMENT ENTERED INTO BETWEEN PARENT AND THE HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF PARENT.

Parent shall remove and/or to cause the transfer agent of the Parent Common Stock to remove, the above legend set forth on any and all stock certificate(s) representing shares of Parent Common Stock, and to issue to the Restricted Stockholder a new stock certificate or certificates without such legend, promptly following (a) expiration of any Transfer restrictions imposed hereunder upon shares of Parent Common Stock as to which such Transfer restrictions have expired and (b) the surrender to Parent or the transfer agent by the Restricted Stockholder of the stock certificate or certificates bearing such legend for reissuance of stock certificates without such legend as to those shares as to which the Transfer restrictions have expired.

(e) Waiver of Transfer Restrictions by Parent. Notwithstanding anything to the contrary set forth in this Agreement, Parent may, in its sole and absolute discretion, at any time and from time to time, waive any of the restrictions contained in this Agreement as such restrictions apply to the Parent Common Stock held by the Restricted Stockholder.

(f) Stock Splits and Stock Dividends. The restrictions on the Transfer of Parent Common Stock covered by this Agreement shall also apply to any securities issued to Restricted Stockholder in the event of a stock dividend or distribution, a forward or a reverse stock split or other reclassification of shares of Parent Common Stock to the extent and for the duration that the shares of Parent Common stock with respect to which such securities were issued are subject to the Transfer restrictions hereunder.

2.	Representations and Warranties of the Restricted Stockholder.

The Restricted Stockholder represents, warrants and agrees as follows:

(a) Authorization. If the Restricted Stockholder is not an individual, this Agreement has been duly authorized by all necessary action on the part of the Restricted Stockholder, has been duly executed by an authorized officer or representative of the Restricted Stockholder and is a legal, valid and binding agreement of the Restricted Stockholder, enforceable against the Restricted Stockholder in accordance with its terms. If the Restricted Stockholder is an individual, the Restricted Stockholder has the legal capacity to enter into this Agreement, and the Agreement has been duly executed by the Restricted Stockholder and is a legal, valid and binding agreement of the Restricted Stockholder, enforceable against the Restricted Stockholder in accordance with its terms.

(b) Enforcement of Transfer Restrictions. As long as shares of Parent Common Stock of the Restricted Stockholder are subject to Transfer restrictions pursuant to Section 1 hereof and in order to permit enforcement of the restrictions contained herein, Restricted Stockholder agrees that Parent may note in the stock transfer records of Parent the restrictions contained in this Agreement as and to the extent then applicable, and the Restricted Stockholder agrees and consents to the entry of stop transfer instructions with the transfer agent acting on behalf of Parent with respect to Parent Common Stock subject to this Agreement until such shares are no longer subject to such Transfer restrictions.

3.	Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly permitted hereunder, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

(b) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

(c) Injunctive and Equitable Relief. If the Restricted Stockholder fails to adhere fully to the terms and conditions of this Agreement, the Restricted Stockholder shall be liable to Parent for any damages suffered by reason of any such breach of the terms and conditions hereof. The Restricted Stockholder acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Restricted Stockholder further agrees that in the event of a breach of any of the terms or conditions of this Agreement by the Restricted Stockholder, and in addition to all other remedies that may be available in law or in equity to Parent, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring the Restricted Stockholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Restricted Stockholder to perform its obligations hereunder is fair and reasonable.

(d) Cumulative Remedies. Except as otherwise provided herein, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(e) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(f) Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(g) Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

(h) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; provided, however, that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Parent:

LecTec Corporation

c/o AxoGen Corporation

13859 Progress Blvd, Suite 100

Alachua, Florida 32615

Attn: Karen Zaderej

Fax: (386) 462-6801

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Fax: (215) 963-5001

Attn: Fahd M.T. Riaz, Esq.

If to Restricted Stockholder:

______________________________

______________________________

______________________________

Attn: _________________________

Fax: __________________________

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(j) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

(k) Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

(l) Further Assurances. The Restricted Stockholder agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(m) Termination of Agreement. In the event of (a) a tender offer to purchase all or substantially all of Parent’s issued and outstanding securities or (b) a merger, consolidation or other reorganization of Parent with or into an unaffiliated entity, and if in the case of any such merger, consolidation or other reorganization, the requisite number of the record and beneficial owners of Parent’s securities then outstanding are voted in favor of such merger, consolidation or other reorganization, and such merger, consolidation or other reorganization is completed, then this Agreement shall terminate as to any securities of the Restricted Stockholder then subject to the Transfer restrictions hereunder as of (1) in the case of such tender offer, immediately prior to the tender by the Restricted Stockholder of any such securities in such tender offer and (2) in the case of a merger, consolidation or other reorganization, immediately prior to the closing of such event and, in all such cases, any and all securities of Parent, including, without limitation, Parent Common Stock, restricted pursuant hereto shall be released from such restrictions as of such applicable time.

(Remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, the undersigned hereby execute this Share Transfer Restriction Agreement effective as of the Effective Date.

[Restricted Stockholder]

By:
Name:
Title:

LecTec Corporation

By:
	Name:	Gregory G. Freitag
	Title:	Chief Executive Officer

(Signature Page to Share Transfer Restriction Agreement)